Exhibit 99.1

TIB Financial Corp. reports third quarter results;
CITES STRONG QUARTERLY AND YEAR TO DATE REVENUE GROWTH

NAPLES, Fla., November 4, 2004 — TIB Financial Corp., (Nasdaq: TIBB) holding company for TIB Bank of the Keys, today reported net income of $1,337,000 for the quarter ended September 30, 2004, an increase of 15.0%, over $1,163,000 for the comparable period of last year. Net income amounted to $3,867,000 for the first nine months of 2004 up 6.3% compared to $3,638,000 for the same period last year.

Basic earnings per share for the third quarter was $0.24 compared to $0.26, and fully diluted earnings per share was $0.23 for the third quarter compared to $0.25 for the same period of 2003.

Basic weighted average common shares outstanding for the nine months ended September 30, 2004, were 5,187,456 compared to 4,204,840 for the comparable 2003 period. This 23.4% increase in shares outstanding resulted from the addition of 1,150,000 new shares issued in the second quarter of 2004 in connection with a public offering of TIBB common stock that raised $23.2 million in new capital, the issuance of 280,653 shares in June 2003 in connection with a private placement of TIBB stock that raised $4.3 million in new capital, and the exercise of stock options. Basic and diluted earnings per share for the first nine months of 2004 were $0.75 and $0.72, respectively, as compared to $0.87 and $0.83 per share in the previous year’s period.

“Despite numerous hurricane evacuations and the related business disruption in South Florida, TIB suffered no physical damage from the storms. In fact, total revenue increased 13.1% in the third quarter of 2004 over the third quarter of 2003,” said Edward V. Lett, President and CEO of TIB Financial Corp. “On a year to date basis, total revenue was $38,812,000 or 12.3% higher than the first nine months of 2003.”

“Considerable market disruption centering around the consolidation of major Southwest Florida competitors presents unprecedented opportunities for our bank. The acquisition of talented, experienced senior officers in revenue generating departments, customer shifts following consolidation and additional branch locations all represent good and unexpected opportunities for TIB to accelerate market share growth. The recent addition of four experienced lenders and a corporate service officer will better position TIB for future growth in our Southwest Florida markets,” according to Lett.

Comparing September 30, 2004 balances to September 30, 2003, total assets increased 18.5% to $765.7 million. Total loans grew 21.1% to $618.3 million and total deposits increased 17.6% to $638.3 million. At quarter end, stockholders’ equity was $67.5 million.

About TIBB

TIB Financial Corp. is a growth-oriented financial holding company with over $765 million in total assets, operating 16 branches in the Florida Keys, Homestead, Naples, Bonita Springs and Fort Myers.

TIB Financial Corp., through TIB Bank of the Keys, a wholly owned subsidiary, serves the personal and commercial banking needs of local residents and businesses in their market areas. The Bank’s experienced bankers are community leaders who focus on a relationship-based approach that is built around anticipating specific customer needs, providing sound advice and making timely local decisions. Visit http://www.tibbank.com for more information.

Except for historical information contained herein, this news release contains comments or information that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements.

SUPPLEMENTAL FINANCIAL DATA FOLLOWS

TIB Financial Corp. and Subsidiaries
Unaudited
Consolidated Statements of Income

	For the Quarter Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2004	2003	2004	2003

Interest and dividend income	$10,528	$8,750	$29,565	$25,491
Interest expense	2,747	2,403	7,595	7,425

Net interest income	7,781	6,347	21,970	18,066

Provision for loan losses	471	447	1,489	1,035

Non-interest income:
Service charges on deposit accounts	619	632	1,900	1,790
Investment securities gains, net	7	3	103	8
Merchant bankcard processing income	1,221	1,213	4,515	3,812
Gain on sale of government guaranteed loans	—	—	—	87
Fees on mortgage loans sold	363	589	1,406	1,800
Retail investment services	89	112	290	299
Gain on sale of investment in ERAS Joint Venture	—	—	—	202
Other income	344	347	1,033	1,065

Total non-interest income	2,643	2,896	9,247	9,063

Non-interest expense:
Salaries & employee benefits	3,699	3,271	10,755	9,512
Net occupancy expense	1,212	1,088	3,525	3,197
Other expense	3,013	2,681	9,591	7,983

Total non-interest expense	7,924	7,040	23,871	20,692

Income before income tax expense	2,029	1,756	5,857	5,402

Income tax expense	692	615	1,990	1,890

Income from continuing operations	1,337	1,141	3,867	3,512

Discontinued operations – Keys Insurance Agency, Inc.	—	22	—	126

NET INCOME	$1,337	$1,163	$3,867	$3,638

BASIC EARNINGS PER SHARE:
Continuing operations	$0.24	$0.26	$0.75	$0.84
Discontinued operations	—	—	—	0.03

Basic earnings per share	$0.24	$0.26	$0.75	$0.87

DILUTED EARNINGS PER SHARE:
Continuing operations	$0.23	$0.25	$0.72	$0.80
Discontinued operations	—	—	—	0.03

Diluted earnings per share	$0.23	$0.25	$0.72	$0.83

Selected Financial Data (Dollars in thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Average loans outstanding	$597,832	$491,289	$574,003	$469,225
Average earning assets	687,034	569,620	659,620	552,240
Net loan charge-offs	188	147	616	453

Return on average equity	8.06%	11.64%	9.15%	13.21%
Net interest margin	4.58%	4.49%	4.50%	4.40%
Average diluted shares	5,806,733	4,581,559	5,356,286	4,376,413
End of period shares outstanding	5,672,202	4,408,078	5,672,202	4,408,078

	2004	2003
Non-performing loans as of September 30,	$1,174	$587